Exhibit 99.1

FOR IMMEDIATE RELEASE
April 29, 2009	Analyst Contact: Britta Carlson, (702) 402-5624
Media Contact: Karl Walquist, (775) 834-3891
NV Energy, Inc., Reports First Quarter Results
Las Vegas – NV Energy, Inc. (NYSE: NVE) today announced a consolidated net loss of $22.2 million, or 9 cents per share, for the quarter ended March 31, 2009, compared with consolidated net income of $24.1 million, or 10 cents per share, for the same period in 2008.
The decrease in earnings in the first quarter 2009 compared to the same period in 2008 was the result of higher other operating and maintenance expenses, depreciation, and financing expenses primarily attributable to power plant investments, and lower revenues due to milder weather. Other income was less in 2009 due to recognition of certain non-recurring items in 2008.
“Much of the first quarter-to-quarter decline is attributable to expenses associated with new generating facilities in southern Nevada that have yet to generate a return to shareholders which we expect will be addressed in our current general rate case,” said Michael Yackira, president and CEO of NV Energy. “In addition, growth in both our northern and southern Nevada service territories continued to slow, demonstrating that our company is not immune to the economic challenges that have gripped our state and nation.”
NV Energy’s two utilities contributed gross margin of $283.9 million in the first quarter 2009, $7.7 million higher than the first quarter 2008. Although NVE’s consolidated revenues were lower in the first quarter, the increase in consolidated gross margin was primarily due to the effect of the northern utility’s 2007 General Rate Case effective July 1, 2008.
The average number of residential, commercial and industrial electric customers in southern Nevada increased by 0.6 percent, 0.4 percent and 3.3 percent, respectively, in the first quarter 2009, compared with the average customer counts for the same period in 2008. In northern Nevada, the average number of residential customers remained unchanged while commercial and industrial electric customers increased by 1.7 percent and 4.6 percent, respectively, in the first quarter 2009, compared with the first quarter 2008.
Webcast Scheduled for 7 a.m. PDT Wednesday, April 29
Senior management of NV Energy will review the company’s 2009 first quarter financial results, regulatory issues and other matters during a conference call and live webcast Wednesday, April 29, at 7 a.m. Pacific Daylight Time.
The webcast will be accessible on the NV Energy website:
www.nvenergy.com.

An archived version of the webcast will remain on the NV Energy website for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701, and international callers should dial (320) 365-3844. Use the conference call access code, 995331, to listen to the recording.
Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.
This press release contains forward-looking statements regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NV Energy’s ability to maintain access to the capital markets, NV Energy’s ability to receive dividends from its subsidiaries, the financial performance of NV Energy’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company, and the discretion of NV Energy’s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy’s and its subsidiaries’ financing agreements. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, unfavorable rulings in their pending and future regulatory filings, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, financial market conditions, changes in environmental laws and regulations, and construction risks. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2008 each filed with the SEC. NV Energy, Nevada Power Company and Sierra Pacific Power Company undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)
NV Energy, Inc.

	Three Months Ended
	March 31,
	2009	2008
Operating revenues	$755,267	$805,051
Other operating expenses	$114,677	$91,675
Maintenance	$34,400	$23,122
Depreciation and amortization	$78,048	$62,070
Income taxes (benefits)	$(13,656)	$8,619
Taxes other than income	$14,647	$13,907

Operating income	$55,753	$76,813

Other income (expense):
Allowance for other funds used during construction	$6,218	$11,957
Income taxes	$(2,242)	$(8,089)

Interest Charges (net of AFUDC)	$82,633	$68,504

Net Income (Loss)	$(22,244)	$24,058

Amount per share basic and diluted - Net income (Loss) per share — basic and diluted	$(0.09)	$0.10

Weighted Average Shares of Common Stock Outstanding:
Basic -	234,331,044	233,836,234

Diluted -	234,331,044	234,321,972

Capital Structure	March 31, 2009		March 31, 2008
Current maturities of long-term debt	$8,885	0.1%	$110,168	1.5%

Long-term debt	5,485,643	63.9%	4,173,617	57.3%

Total Debt	$5,494,528	64.0%	$4,283,785	58.8%
Common shareholders’ equity	3,086,337	36.0%	3,004,497	41.2%

Total Capitalization (including current maturities of long-term debt)	$8,580,865	100.0%	$7,288,282	100.0%

Nevada Power Company

	Three Months Ended
	March 31,
	2009	2008
Operating revenues	$436,529	$469,172
Other operating expenses	$70,193	$57,095
Maintenance	$27,534	$16,650
Depreciation and amortization	$52,363	$40,630
Income taxes (benefits)	$(18,547)	$2,132
Taxes other than income	$9,063	$8,322

Operating income	$15,465	$40,797

Other income (expense):
Allowance for other funds used during construction	$5,621	$6,858
Income taxes	$(2,182)	$(4,391)

Interest Charges (net of AFUDC)	$55,043	$41,473

Net Income (Loss)	$(35,151)	$7,971

Capital Structure	March 31, 2009		March 31, 2008
Current maturities of long-term debt	$8,885	0.1%	$8,616	0.2%

Long-term debt	3,596,840	58.2%	2,564,629	51.3%

Total Debt	$3,605,725	58.3%	$2,573,245	51.5%
Common shareholders’ equity	2,570,426	41.7%	2,421,671	48.5%

Total Capitalization (including current maturities of long-term debt)	$6,176,151	100.0%	$4,994,916	100.0%

Sierra Pacific Power Company

	Three Months Ended
	March 31,
	2009	2008
Operating revenues	$318,731	$335,872
Other operating expenses	$44,015	$33,505
Maintenance	$6,866	$6,472
Depreciation and amortization	$25,685	$21,440
Income taxes	$9,078	$9,659
Taxes other than income	$5,524	$5,528

Operating Income	$36,623	$33,969

Other income (expense):
Allowance for other funds used during construction	$597	$5,099
Income taxes	$(208)	$(3,574)

Interest Charges (net of AFUDC)	$17,927	$16,587

Net Income	$19,136	$24,284

Capital Structure	March 31, 2008		March 31, 2007
Current maturities of long-term debt	$—	0.0%	$101,552	4.6%

Long-term debt	1,402,964	59.0%	1,083,870	48.8%

Total Debt	$1,402,964	59.0%	$1,185,422	53.4%
Common shareholders’ equity	975,406	41.0%	1,037,364	46.6%

Total Capitalization (including current maturities of long-term debt)	$2,378,370	100.0%	$2,222,786	100.0%

Gross margin is presented by Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas business is at the most fundamental level. Gross margin, which is a “non-GAAP financial measure” as defined in accordance with SEC rules, provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.
Nevada Power Company and Sierra Pacific Power Company believe presenting gross margin allows the reader to assess the impact of regulatory treatment and their overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which Nevada Power Company and Sierra Pacific Power Company calculate as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every three years) and reflect Nevada Power Company and Sierra Pacific Power Company’s strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in tables herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in Thousands)
(Unaudited)
Nevada Power Company

	Three Months Ended
	March 31,
	2009	2008
Operating Revenues:
Electric	$436,529	$469,172

Energy Costs:
Fuel for power generation	$154,062	$164,021
Purchased Power	88,206	93,750
Deferred energy costs-net	38,190	45,775

	$280,458	$303,546

Gross Margin	$156,071	$165,626

Sierra Pacific Power Company

	Three Months Ended
	March 31,
	2009	2008
Operating Revenues:
Electric	$237,738	$250,278
Gas	80,993	85,594

	$318,731	$335,872

Energy Costs:
Fuel for power generation	$76,042	$57,587
Purchased Power	37,181	90,106
Deferral of energy costs-electric-net	11,796	8,507
Gas purchased for resale	70,272	66,896
Deferral of energy costs-gas, net	(4,351)	2,203

	$190,940	$225,299

Energy Costs by Segment:
Electric	$125,019	$156,200
Gas	65,921	69,099

	$190,940	$225,299

Gross Margin by Segment:
Electric	$112,719	$94,078
Gas	15,072	16,495

	$127,791	$110,573